Exhibit 99.1

Contact: Charles Lambert
Finance Director
Medical Properties Trust, Inc.
(205) 397-8897
clambert@medicalpropertiestrust.com
MEDICAL PROPERTIES TRUST, INC. REPORTS
SECOND QUARTER 2010 RESULTS
     Birmingham, AL — August 5, 2010 — Medical Properties Trust, Inc. (NYSE: MPW) today announced financial and operating results for the quarter ended June 30, 2010.
SECOND QUARTER AND RECENT HIGHLIGHTS
•	Reported second quarter Normalized Funds from Operations (“FFO”) and Adjusted FFO (“AFFO”) per diluted share of $0.14 and $0.27, respectively, as adjusted for certain non-routine expenses;

•	Completed new $450 million credit facility and $279 million stock offering, establishing a low leverage platform with more than $500 million for acquisition growth;

•	Acquired three health care properties in Texas with new tenant for $74 million;

•	Realized a $6.2 million gain on sale, received $40 million in early payment of loans, and received $12 million in early receipt of rent related to transactions with Prime Healthcare, improving Prime concentration to 27.5% of total assets; and

•	Paid 2010 second quarter cash dividend of $0.20 per share on July 15, 2010.
     “Our second quarter was an exciting quarter for MPW’s shareholders as we repositioned the balance sheet for the future and restarted our growth mode,” said Edward K. Aldag, Jr., Chairman, President and CEO of Medical Properties Trust. “With a very successful completion of a new and significantly increased credit facility and a successful stock offering, we have put to rest any concerns about near-term debt maturities by greatly reducing our debt, extending our debt maturities and providing for more than $500 million of liquidity before our recent acquisitions.
     “With the announcement of the $74 million acquisition of three inpatient rehabilitation hospitals in Texas, we are delighted to be back in a growth mode after an almost two-year self-imposed moratorium during the world’s credit crisis. In addition to these new facilities, we are actively negotiating with operators and other sellers for several hospital properties, and continue to be confident that we will be able to rapidly and prudently invest our resources. We are very excited about the continued growth prospects and believe our company is in the strongest position it has been since our inception,” said Aldag.
OPERATING RESULTS
     The Company reported second quarter 2010 Normalized FFO and AFFO of $0.14 and $0.27 per diluted share, respectively. Included in AFFO, but excluded from FFO, is $10.0 million, or $0.10 per share, for the early payment of additional rent related to the Shasta Regional Medical Center. The Company collected $12.0 million during the quarter, of which $2.0 million was classified as rent billed. The remaining $10 million will be recognized over the term of the lease. On a comparative basis, Normalized FFO and AFFO per diluted share for the second quarter of 2009 were $0.19 and $0.21, respectively.
     The Company recorded a $6.2 million gain resulting from the sale of Centinela Hospital Medical Center, and as a result, net income for the three months ended June 30, 2010 was $6.2 million or $0.06 per diluted share, compared with net income of $7.8 million or $0.09 per diluted share for the same period one year ago. All per share amounts were affected by an increase in the weighted average diluted common shares outstanding to 103.5 million for the three months ended June 30, 2010, from 78.6 million for the same period in 2009, primarily due to the common stock offering of 29.9 million shares completed in April of this year.
     The following table provides an analysis of certain elements of net income (aggregating approximately $1.9 million, or $0.02 per share) that are included in the determination of FFO described in the accompanying Reconciliation of Net Income to Funds from Operations.

	Amount	Per Share
Income before certain items	$8,124,950	$0.08

Adjustment of deferred tax asset	(1,184,808)	(0.01)
Unleased property operating expense	(1,014,162)	(0.01)
Acquisition costs for completed transactions	(602,270)	(0.01)
Income from lawsuit settlement	899,410	0.01

Net Income reported on attached reconciliation	$6,223,120	$0.06
     Because amounts, if any, of these types of expenses cannot be accurately estimated, the Company’s practice is to provide estimates of annualized FFO before consideration of any such expenses. The Company’s practice also is to adjust FFO for the effects of certain infrequent or unique transactions to present Normalized FFO. For the second quarter of 2010, these adjustments aggregated approximately $9.0 million, or $0.08 per share, for the previously disclosed debt restructuring and severance costs and are further described on the attached Reconciliation of Net Income to Funds from Operations.

LIQUIDITY
     As of August 4, 2010, the Company had approximately $450 million in available liquidity through its cash balances and credit facilities.
     As previously announced, the Company has entered into a new $450 million credit facility that consists of a three-year $300 million revolving line of credit and a six-year $150 million term loan. Subsequent to June 30, 2010, the Company received a $30 million binding commitment from an additional bank participant in the revolving facility, increasing the total availability to $330 million.
DIVIDEND
     The Company’s Board of Directors declared a quarterly dividend of $0.20 per share of common stock, which was paid on July 15, 2010 to stockholders of record on June 17, 2010.
PORTFOLIO UPDATE
     In April 2010, the Company sold its interests in Centinela Hospital Medical Center in Inglewood, CA, to an affiliate of Prime Healthcare for $75 million, resulting in a $6.2 million gain. Concurrently, Prime repaid non real-estate loans to the Company totaling $40 million.
     At June 30, 2010, the Company had total real estate assets of approximately $1.2 billion comprised of 53 healthcare properties in 21 states leased to 15 hospital operating companies. Three of these investments are in the form of mortgage loans to two separate operating companies.
FUTURE OPERATIONS OUTLOOK
     Based solely on the June 30, 2010 portfolio, the Company estimates that annualized Normalized FFO per share would approximate $0.60 to $0.64. The Company further continues to estimate that its existing portfolio of assets plus approximately $450 million of assets expected to be acquired with available liquidity will generate Normalized FFO of between $0.94 and $0.97 per share on an annualized basis once fully invested. This estimate assumes that initial yields on new investments will range from 9.75% to 10.5%. Total debt to total real estate asset value subsequent to acquisition of $450 million of new properties is expected to be approximately 43%.
     These estimates do not include the effects, if any, of real estate operating costs, litigation costs, interest rate hedging activities, write-offs of straight-line rent or other non-recurring or unplanned transactions. In addition, this estimate will change if $450 million in new acquisitions are not completed or such investments’ initial yields are lower or higher than the range of 9.75% to 10.5%, market interest rates change, debt is refinanced, assets are sold, the Sharpstown and

River Oaks properties are sold or leased, other operating expenses vary or existing leases do not perform in accordance with their terms.
CONFERENCE CALL AND WEBCAST
     The Company has scheduled a conference call and webcast on Thursday, August 5, 2010 at 11:00 a.m. Eastern Time to present the Company’s financial and operating results for the quarter ended June 30, 2010. The dial-in telephone numbers for the conference call are 800-510-9691 (U.S.) and 617-614-3453 (International) using passcode 87596965. The conference call will also be available via webcast in the Investor Relations’ section of the Company’s website, www.medicalpropertiestrust.com. A telephone and webcast replay of the call will be available from shortly after the completion through August 19, 2010. Telephone numbers for the replay are 888-286-8010 and 617-801-6888 for U.S. and International callers, respectively. The replay passcode is 14470708.
About Medical Properties Trust, Inc.
     Medical Properties Trust, Inc. is a Birmingham, Alabama based self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. These facilities include inpatient rehabilitation hospitals, long-term acute care hospitals, regional acute care hospitals, ambulatory surgery centers and other single-discipline healthcare facilities, such as heart hospitals and orthopedic hospitals. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.
The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as “expects,” “believes,” “anticipates,” “intends,” “will,” “should” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: the capacity of the Company’s tenants to meet the terms of their agreements; annual Normalized FFO per share; the amount of acquisitions of healthcare real estate, if any; the repayment of debt arrangements; statements concerning the additional income to the Company as a result of ownership interests in certain hospital operations and the timing of such income; the restructuring of the Company’s investments in non-revenue producing properties; the payment of future dividends, if any; completion of additional debt arrangements; and additional investments; national and economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or healthcare real estate in particular. For further discussion of the factors that could affect outcomes, please refer to the “Risk factors” section of the Company’s Form 10-K for the year ended December 31, 2009, as amended, and as updated by our subsequently filed Quarterly Reports on Form 10-Q and our other SEC filings. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.
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MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	June 30, 2010	December 31, 2009
	(Unaudited)
Assets
Real estate assets
Land, buildings and improvements, and intangible lease assets	$983,171,299	$908,475,589
Real estate held for sale	—	69,646,067
Mortgage loans	205,641,010	200,163,980

Gross investment in real estate assets	1,188,812,309	1,178,285,636
Accumulated depreciation and amortization	(67,117,418)	(54,948,367)

Net investment in real estate assets	1,121,694,891	1,123,337,269

Cash and cash equivalents	121,637,460	15,306,889
Interest and rent receivable	27,843,817	19,845,699
Straight-line rent receivable	29,291,908	27,538,737
Other loans	51,703,893	110,841,900
Assets of discontinued operations	875,000	1,184,808
Other assets	29,238,147	11,842,824

Total Assets	$1,382,285,116	$1,309,898,126

Liabilities and Equity
Liabilities
Debt, net	$382,301,539	$576,677,892
Accounts payable and accrued expenses	38,052,984	29,246,855
Deferred revenue	21,365,923	15,350,492
Lease deposits and other obligations to tenants	17,749,931	17,048,163

Total liabilities	459,470,377	638,323,402

Equity
Preferred stock, $0.001 par value. Authorized 10,000,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 150,000,000 shares; issued and outstanding — 109,950,347 at June 30, 2010, and 78,724,733 shares at December 31, 2009	109,950	78,725
Additional paid in capital	1,049,358,179	759,720,673
Distributions in excess of net income	(123,342,876)	(88,093,261)
Accumulated other comprehensive income (loss)	(3,159,509)	—
Treasury shares, at cost	(262,343)	(262,343)

Total Medical Properties Trust, Inc. stockholders’ equity	922,703,401	671,443,794

Non-controlling interests	111,338	130,930

Total Equity	922,814,739	671,574,724

Total Liabilities and Equity	$1,382,285,116	$1,309,898,126

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009

Revenues
Rent billed	$24,842,957	$21,424,266	$46,622,869	$42,297,560
Straight-line rent	(176,908)	748,138	1,674,554	2,611,791
Interest and fee income	6,541,042	7,168,065	14,474,635	14,591,275

Total revenues	31,207,091	29,340,469	62,772,058	59,500,626
Expenses
Real estate depreciation and amortization	5,905,081	6,030,516	12,169,049	11,597,146
Loan impairment charge	—	—	12,000,000	—
Property-related	1,111,545	1,176,581	1,840,604	2,039,206
General and administrative	9,463,647	5,799,444	15,633,227	11,477,514

Total operating expenses	16,480,273	13,006,541	41,642,880	25,113,866

Operating income	14,726,818	16,333,928	21,129,178	34,386,760
Other income (expense)
Interest and other income	29,058	54,093	13,432	54,532
Debt refinancing costs	(6,214,211)	—	(6,214,211)	—
Interest expense	(8,556,353)	(9,431,024)	(18,014,081)	(18,894,321)

Net other expense	(14,741,506)	(9,376,931)	(24,214,860)	(18,839,789)

Income (loss) from continuing operations	(14,688)	6,956,997	(3,085,682)	15,546,971
Income from discontinued operations	6,246,928	901,489	6,504,522	3,028,676

Net income	6,232,240	7,858,486	3,418,840	18,575,647
Net income attributable to non-controlling interests	(9,120)	(12,350)	(17,690)	(19,180)

Net income attributable to MPT common stockholders	$6,223,120	$7,846,136	$3,401,150	$18,556,467

Earnings per common share — basic and diluted:
Income (loss) from continuing operations	$—	$0.08	$(0.04)	$0.19
Income from discontinued operations	0.06	0.01	0.07	0.04

Net income attributable to MPT common stockholders	$0.06	$0.09	$0.03	$0.23

Dividends declared per common share	$0.20	$0.20	$0.40	$0.40

Weighted average shares outstanding — basic and diluted	103,497,945	78,615,795	91,336,728	77,524,107

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Reconciliation of Net Income to Funds From Operations
(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2010		June 30, 2009	June 30, 2010	June 30, 2009
FFO information:
Net income attributable to MPT common stockholders	$6,223,120		$7,846,136	$3,401,150	$18,556,467
Participating securities’ share in earnings	(328,185)		(380,341)	(678,906)	(770,747)

Net income, less participating securities’ share in earnings	$5,894,935		$7,465,795	$2,722,244	$17,785,720

Depreciation and amortization
Continuing operations	5,905,081		6,030,516	12,169,050	11,597,146
Discontinued operations	191,687		678,515	807,824	1,357,519
Loss (gain) on sale of real estate	(6,161,756)		—	(6,177,825)	—

Funds from operations	$5,829,947		$14,174,826	$9,521,293	$30,740,385

Write-off/reserve of straight-line rent	—		1,078,838	—	1,078,838
Debt refinancing costs	6,214,211		—	6,214,211	—
Executive severance	2,830,221		—	2,830,221	—
Loan impairment charge	—		—	12,000,000	—

Normalized funds from operations	$14,874,379		$15,253,664	$30,565,725	$31,819,223

Share-based compensation	1,433,366		1,408,665	2,963,100	2,896,356
Debt costs amortization	1,259,000		1,390,790	2,736,390	2,752,621
Additional rent received in advance	10,000,000	(A)	—	10,000,000	—
Straight-line rent revenue	176,908		(1,826,976)	(1,674,554)	(3,690,629)

Adjusted funds from operations	$27,743,653		$16,226,143	$44,590,661	$33,777,571

Per diluted share data:
Net income, less participating securities’ share in earnings	$0.06		$0.09	$0.03	$0.23
Depreciation and amortization
Continuing operations	0.06		0.08	0.13	0.15
Discontinued operations	—		0.01	0.01	0.02
Loss (gain) on sale of real estate	(0.06)		—	(0.07)	—

Funds from operations	$0.06		$0.18	$0.10	$0.40

Write-off/reserve of straight-line rent	—		0.01	—	0.01
Debt refinancing costs	0.06		—	0.07	—
Executive severance	0.02		—	0.03	—
Loan impairment charge	—		—	0.13	—

Normalized funds from operations	$0.14		$0.19	$0.33	$0.41

Share-based compensation	0.02		0.02	0.03	0.04
Debt costs amortization	0.01		0.02	0.03	0.04
Additional rent received in advance	0.10		—	0.12	—
Straight-line rent revenue	—		(0.02)	(0.02)	(0.05)

Adjusted funds from operations	$0.27		$0.21	$0.49	$0.44

(A)	Represents additional rent from one tenant in advance of when we can recognize as revenue for accounting purposes. This additional rent is being recorded to revenue on a straight-line basis over the lease life.
Funds from operations, or FFO, represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Management considers funds from operations a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that funds from operations provides a meaningful supplemental indication of our performance. We compute funds from operations in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating funds from operations utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. Funds from operations should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.
We calculate adjusted funds from operations, or AFFO, by subtracting from or adding to normalized FFO (i) straight-line rent revenue, (ii) non-cash share-based compensation expense, and (iii) amortization of deferred financing costs. AFFO is an operating measurement that we use to analyze our results of operations based on the receipt, rather than the accrual, of our rental revenue and on certain other adjustments. We believe that this is an important measurement because our leases generally have significant contractual escalations of base rents and therefore result in recognition of rental income that is not collected until future periods, and costs that are deferred or are non-cash charges. Our calculation of AFFO may not be comparable to AFFO or similarly titled measures reported by other REITs. AFFO should not be considered as an alternative to net income (calculated pursuant to GAAP) as an indicator of our results of operations or to cash flow from operating activities (calculated pursuant to GAAP) as an indicator of our liquidity.